SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                               FORM 8-K


                           CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934


                         June 16, 1997
                         Date of Report
                  (Date of earliest event reported)


                         FLEMING COMPANIES, INC.
           (Exact name of registrant as specified in its charter)


        Oklahoma                    1-8140                      48-0222760
 (State or other juris-           (Commission                  (IRS Employer
diction of incorporation)         File Number)                Identification)


                      6301 Waterford Boulevard, Box 26647
                        Oklahoma City, Oklahoma   73126
                   (Address of Principal Executive Offices)


                                 (405)840-7200
                        Registrant's telephone number,
                              including area code

Item 5. Other events.

On June 16, 1997 the company announced that its Board of Directors approved a $1.35 billion recapitalization program for the company. This comprehensive program consists of an $850 million Senior Secured Credit Facility, with bank credit commitments of up to 7 years, and $500 million of privately placed Senior Subordinated Notes, with maturities of up to 10 years. Proceeds from the recapitalization program will be used to repay all outstanding bank debt and retire the company's floating rate Senior Notes due 2001.

The $850 million Senior Secured Credit Facility is comprised of a $600 million revolving credit facility which matures in 6 years, and a $250 million amortizing term loan which has a final maturity of 7 years. The new bank credit facility will be led by The Chase Manhattan Bank as administrative agent. Bank of America NT&SA has been named syndication agent and Societe Generale has been named documentation agent. The new bank credit facility will replace the company's credit agreement which was implemented in July 1994 to finance the Scrivner acquisition.

The Senior Subordinated Notes will be junior to the company's outstanding secured and unsecured long-term debt. The Senior Subordinated Notes are expected to be issued in two tranches; the longest maturity may be up to 10 years.

The full text of the company's press release is included as exhibit 99.



Item 7.  Financial statements, Pro Forma Financial Information and Exhibits.


(c)   Exhibits

      (3) Articles of incorporation and by-laws

          Filed herewith is a copy of the company's bylaws as amended 4/30/97.

     (99) Additional exhibits

          Full text of the company's June 16, 1997 press release.

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     FLEMING COMPANIES, INC.


                                     KEVIN J. TWOMEY
                                     Kevin J. Twomey
                                     Vice President - Controller

Date: June 16, 1997

                           INDEX TO EXHIBITS

Exhibit                                          Method of Filing
-------                                          ----------------

3      Company's Bylaws as amended 4/30/97       Filed herewith electronically

99     Company's June 16, 1997 press release     Filed herewith electronically
